Exhibit 10.6

SYNLOGIC, INC.

AMENDED & RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Non-employee members of the board of directors (the “Board”) of Synlogic, Inc. (formerly known as Mirna Therapeutics, Inc.) (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Amended & Restated Non-Employee Director Compensation Program (this “Program”), which is being adopted pursuant to the Board’s resolutions on December 13, 2017.  The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company.  This Program shall remain in effect until it is revised or rescinded by further action of the Board.  This Program may be amended, modified or terminated by the Board at any time, without advance notice, in its sole discretion.  The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors.  This Program shall become effective on December 13, 2017 (the “Effective Date”).

1.Cash Compensation.

(a) Annual Retainers.  Each Non-Employee Director shall be eligible to receive an annual retainer of $35,000 for service on the Board.

(b)Additional Annual Retainers.  In addition, a Non-Employee Director shall receive the following annual retainers:

(i) Chairman of the Board.  A Non-Employee Director serving as Chairman of the Board shall receive an additional annual retainer of $30,000 for such service.

(ii) Audit Committee.  A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $15,000 for such service.  A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual retainer of $7,500 for such service.

(iii)Compensation Committee.  A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $10,000 for such service.  A Non-Employee Director serving as a member of the Compensation Committee (other than the Chairperson) shall receive an additional annual retainer of $5,000 for such service.

(iv)Nominating and Corporate Governance Committee.  A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $7,500 for such service.  A Non-Employee Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall receive an additional annual retainer of $3,750 for such service.

(c)Payment of Retainers.  The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter.  In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

2. Equity Compensation.  Non-Employee Directors shall be granted the equity awards described below.  The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2015 Equity Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and shall be evidenced by the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board.  All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of stock options hereby are subject in all respects to the terms of the Equity Plan.

(a)Initial Awards.  Each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date shall automatically be granted, on the date of such initial election or appointment, an option to purchase 20,000 shares of the Company’s common stock. The awards described in this Section 2(a) shall be referred to as “Initial Awards.”  No Non-Employee Director shall be granted more than one Initial Award.

(b) Subsequent Awards.  A Non-Employee Director who (i) has been serving on the Board immediately prior to any annual meeting of the Company’s stockholders after the Effective Date and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted, on the date of such annual meeting, an option to purchase 10,000 shares of the Company’s common stock.  The awards described in this Section 2(b) shall be referred to as “Subsequent Awards.”  For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive an Initial Award in connection with such election, and shall not receive any Subsequent Award on the date of such meeting as well.

(c)Termination of Service of Employee Directors.  Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their service with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section 2(a) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from service with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in Section 2(b) above.

(d)Terms of Awards Granted to Non-Employee Directors

(i)Purchase Price.  The per share exercise price of each option granted to a Non-Employee Director shall equal the Fair Market Value (as defined in the Equity Plan) of a share of common stock on the date the option is granted.  Without limiting the foregoing, Fair Market Value as of the Effective Date shall be equal to the price per share to the public in the Company’s initial public offering, as set forth on the cover of the final prospectus of the initial public offering of Company common stock.

(ii) Vesting.  Each Initial Award shall vest and become exercisable in substantially equal installments on each of the first three anniversaries of the date of grant, subject to the Non-Employee Director continuing to provide services to the Company through each such vesting date.  Each Subsequent Award shall vest and become exercisable in full on the earlier of (A) the first anniversary of the date of grant or (B) immediately prior to the next annual meeting of the Company’s stockholders after the date of grant, subject to the Non-Employee Director continuing to provide services to the Company through such vesting date.

(iii) Change in Control Acceleration.  All of a Non-Employee Director’s Initial Awards and Subsequent Awards, and any other stock options or other equity-based awards outstanding and held by the Non-Employee Director, shall vest and, if applicable, become exercisable with respect to one hundred percent (100%) of the shares subject thereto immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.

(iv) Term.  The term of each stock option granted to a Non-Employee Director shall be ten (10) years from the date the option is granted.

3.Reimbursements.  The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

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